Addendum to Firstar Servicing Agreements


     This Addendum to the Fund Administration, Fund
Accounting, Transfer Agent and Fulfillment Servicing
Agreements dated April 1, 1994, is entered into by and between Firstar Mutual Fund Services, LLC and The
Rockland Growth Fund on this __________ day of November, 1998.

     WHEREAS, the mutual funds servicing division of Firstar Trust Company became a limited liability company and separate subsidiary of Firstar Bank, Milwaukee on September 30, 1998; and

     WHEREAS, the entity known as Firstar Trust Company ceased operations on September 30, 1998;

     NOW, THEREFORE, Firstar Mutual Fund Services, LLC will be successor responsible party to each of the Agreements referenced above and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under these same Agreements.

Firstar Mutual Fund Services, LLC  The Rockland Growth Fund


BY:_______________________          BY:____________________


ATTEST:___________________          ATTEST:_________________